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May 16, 2002

Board of Directors
Gilman + Ciocia, Inc.
1311 Mamaroneck Ave.
White Plains, NY 10605

Ladies and Gentlemen:

     The undersigned, together, hold more than 33% of the outstanding shares of common stock of Gilman + Ciocia, Inc. and generate or manage more than 22% of the Company's financial planning revenues. We are writing to you because we are concerned that the Board of Directors may be contemplating certain ill-advised actions that are clearly not in the best interests of the Company or its stockholders. We urge the Board to refrain from taking any of these actions.

     We have received unconfirmed reports that the Board may be considering a possible financing or sale or transfer of some Company assets to raise a large amount of cash. Given the Company's recent financial performance, we believe such a large transaction at this time would constitute an unnecessarily expensive "fire sale". We have further received unconfirmed reports the Board is contemplating the implementation of anti-takeover measures that would adversely affect current shareholders' equity and entrench existing management. These actions (or any similar actions) are not in the best interests of the Company's stockholders. Instead, we suggest that we work together to move the Company toward profitability and an accompanying increase in the value of the Company's common stock.

     Towards this end, and in view of the Company's recent operating results, we believe the Company requires new leadership. We suggest that Tom Povinelli resign as Chief Executive Officer and President. We further suggest that David Puyear resign as Chief Financial Officer. We are committed to achieving this leadership transition as amicably as possible. Accordingly, we would support financial incentives comparable to those that have been previously provided to senior executives of the Company who have accepted reduced responsibilities so as to promote the best interests of the Company.

     We suggest that the Board appoint Michael Ryan as the Company's Chief Executive Officer and President. Mr. Ryan's performance as President of the Company's Prime Financial Services subsidiary has been marked by a history of profitability and registered representative satisfaction. This track record along with his broker-dealer expertise (which accounts for over 80% of the Company's revenue) and his familiarity with the Company's current difficulties, demonstrate his qualifications for this position. Mr. Ryan's unique combination of broker-dealer expertise and familiarity with the GTAX model eliminates the duplicate cost of a separate CEO and President of Broker Dealer Operations. Further, this combination of expertise allows for a much more dramatic consolidation of White Plains and Poughkeepsie corporate centers than would otherwise be achievable.

     Mr. Ryan is held in high esteem by the Company's creditors. He is also supported by the vast majority of the Company's most productive sales representatives, as well as at least two current members of the Board. Mr. Ryan has suggested that he be allowed one year to deliver favorable results from operations, and has committed to cooperating in the search for a new Chief Executive Officer after one year if he is unable to deliver the financial results that we expect.

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     With the Company's current financial performance and the depressed value of the stock, other approaches are not viable. The Company needs an immediate transition that conveys a sense of stability. It cannot afford the uncertainty of a protracted search for a new CEO that is not likely to yield as nearly a uniquely qualified selection. The Company's annual sales conference starts on May 29th in Puerto Rico. We cannot go into this conference a divided company. It is in the best interests of all concerned that we amicably resolve this situation quickly and avoid expensive adversarial proceedings.

     Please contact James Ciocia so that we may discuss this further.

Sincerely,


          /s/ Michael Ryan, President
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          Prime Financial Services, Inc.


          /s/ Ralph Porpora
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          Ralph Porpora


          /s/ Michael Ryan
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          Michael Ryan


          /s/ James Ciocia
          -------------------------------------
          James Ciocia


          /s/ Kathryn Travis
          -------------------------------------
          Kathryn Travis


          /s/ Kenneth Copans
          -------------------------------------
          Kenneth Copans


          /s/ William Devine
          -------------------------------------
          William Devine


          /s/ Steve Gilbert
          -------------------------------------
          Steve Gilbert


          /s/ Alexander Rappaport
          -------------------------------------
          Alexander Rappaport


          /s/ Harvey Stein
          -------------------------------------
          Harvey Stein


          /s/ Richard Vogel
          -------------------------------------
          Richard Vogel


          /s/ Ira Martin
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          Ira Martin